Exhibit 99.1

Mesa Labs Reports Record First Quarter Revenues and Net Income

Lakewood, Colorado, July 31, 2018 – Mesa Laboratories, Inc. (NASDAQ:MLAB) (we, us, our, “Mesa” or the “Company”) today reported record first quarter revenues and net income for the three months ended June 30, 2018.

Highlights for the quarter ended June 30, 2018 as compared to last year:

●	Revenues increased 11 percent
●	Net income increased 179 percent
●	Non-GAAP adjusted operating income[1] increased 78 percent

Revenues for the first quarter increased 11 percent to $25,142,000 as compared to $22,673,000 for the same quarter last year. Operating income for the quarter increased 140 percent to $4,764,000 as compared to $1,982,000 for the same quarter last year. Quarterly net income increased 179 percent to $4,230,000 or $1.06 per diluted share of common stock as compared to $1,517,000 or $0.39 per diluted share of common stock for the same quarter last year. Operating and net income for the first quarter last year, were impacted by unusual items consisting of a $522,000 expense, before tax, related to relocation costs associated with the consolidation of our Sterilization and Disinfection Control facilities into our new building in Bozeman, Montana and a $406,000 expense, before tax, related to a reserve for slow moving inventory associated with the discontinuance for sale of certain products due to the recent introduction of new or modified products and the consolidation of other product sets. Net income for the first quarter last year was also impacted by an unusual item consisting of a $300,000 expense (included in other expense, net), before tax, related to an increase in the PCD earn-out liability which resulted from higher revenues in the product line than were forecasted.

On a non-GAAP basis, adjusted operating income for the first quarter increased 78 percent to $7,363,000 or $1.84 per diluted share of common stock as compared to $4,126,000 or $1.05 per diluted share of common stock for the same quarter last year. Adjusted operating income for the first quarter last year was impacted by the first two items noted above. Excluding unusual items, first quarter non-GAAP adjusted operating income increased 46 percent, or $0.55 per diluted share of common stock versus the same quarter last year.

“We continued to make both financial progress and meaningful operating improvements by leveraging our Lean-based operating system, The Mesa Way!,” said Gary Owens, President and Chief Executive Officer. “We are beginning a cycle of improving commercial execution that has resulted in increased revenues across all of our divisions for the first quarter (as compared to the same quarter last year). Total revenues increased 11 percent in the quarter, with organic growth of four percent, driven primarily by the Cold Chain Packaging division. The Mesa Way! continued to have a strong manufacturing impact in 1Q19 as inventories were down an additional six percent versus 4Q18, on time deliveries to customers continued to improve and gross profit margin percentage increased 410 basis points when compared to the same quarter last year (100 basis points when excluding the impact of all unusual items in the first quarter last year).

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Sterilization and Disinfection Control (45 percent of revenues in 1Q19), delivered 11 percent growth in revenues in the quarter but disappointed with a four percent organic revenues decrease due primarily to an increased backlog related to the Bozeman manufacturing relocation. First quarter gross profit margin percentage was up 280 basis points versus the same quarter in the prior year, but essentially flat when excluding the impact of unusual items. The consolidation of operations into Bozeman, Montana is complete, and all unusual expenses associated with the relocation were ended in the prior fiscal year.

●

Instruments (35 percent of revenues in 1Q19) revenues grew one percent versus the same quarter last year. Gross profit margin percentage increased 750 basis points, or 560 basis points when excluding unusual items in the first quarter last year. The increase was due to mix between the component products and product and service mix.

●

Cold Chain Monitoring (13 percent of revenues in 1Q19) revenues were up ten percent in the quarter due to a trend of improving execution and particularly weak performance in the same quarter last year. Gross profit margin percentage increased 1480 basis points, or 730 basis points excluding unusual items. The increase was due to strong efficiency gains across the division.

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Cold Chain Packaging (seven percent of revenues in 1Q19) grew 90 percent in the quarter due to an increased order rate from the division’s largest customer, a trend we expect to continue through 3Q19. Gross profit margin percentage in the quarter decreased 550 basis points versus the same quarter last year due to customer mix. Despite the return to growth, the business inherently carries a lower gross margin percentage and continues to be impacted by seasonality on a quarter by quarter basis.

Looking ahead, with improving execution and more clarity on our growth-related drivers, we plan to accelerate our investment in sales and marketing capacity and research and development capabilities to continue to power our near and long-term organic growth. We also plan to continue to reinvest the majority of free cash flow in our acquisition program” concluded Mr. Owens.

1 The non-GAAP measures of adjusted operating income and adjusted operating income per diluted share are defined to exclude the non-cash impact of amortization of intangible assets and stock-based compensation expense. A reconciliation between these non-GAAP measures and their GAAP counterparts is set forth in the table below, along with additional information regarding their use.

Financial Summary (Unaudited except for the information as of March 31, 2018)

 Consolidated Statements of Income

(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended June 30,
	2018	2017
Revenues	$25,142	$22,673
Cost of revenues	10,051	10,002
Gross profit	15,091	12,671
Operating expenses	10,327	10,689
Operating income	4,764	1,982
Other expense, net	364	679
Earnings before income taxes	4,400	1,303
Income tax expense (benefit)	170	(214)
Net income	$4,230	$1,517

Earnings per share (basic)	$1.11	$0.41
Earnings per share (diluted)	1.06	0.39

Weighted average common shares outstanding:
Basic	3,816	3,736
Diluted	4,006	3,923

 Consolidated Balance Sheets

(Amounts in thousands)	June 30, 2018 (Unaudited)	March 31, 2018
Cash and cash equivalents	$7,400	$5,469
Other current assets	25,432	26,519
Total current assets	32,832	31,988
Property, plant and equipment, net	23,298	23,593
Other assets	105,328	108,520
Total assets	$161,458	$164,101

Liabilities	$56,007	$64,740
Stockholders’ equity	105,451	99,361
Total liabilities and stockholders’ equity	$161,458	$164,101

Reconciliation of Non-GAAP Measures

(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended June 30,
	2018	2017
Operating income	$4,764	$1,982
Amortization of intangible assets	1,860	1,604
Stock-based compensation expense	739	540
Adjusted operating income	$7,363	$4,126

Adjusted operating income per share (basic)	$1.93	$1.10
Adjusted operating income per share (diluted)	1.84	1.05

Weighted average common shares outstanding:
Basic	3,816	3,736
Diluted	4,006	3,923

The non-GAAP measures of adjusted operating income and adjusted operating income per share presented in the reconciliation above are defined to exclude the non-cash impact of amortization of intangible assets and stock-based compensation. We believe that excluding these non-cash expenses provides the ability to better understand the operations of the Company.

We provide non-GAAP adjusted operating income and non-GAAP adjusted operating income per share amounts in order to provide meaningful supplemental information regarding our operational performance. Our management uses non-GAAP measures to evaluate the performance of our business and to compensate employees. This information facilitates management's internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both non-GAAP and GAAP results.

Our management recognizes that items such as amortization of intangible assets and stock-based compensation expense can have a material impact on our operating and net income. To gain a complete picture of all effects on our profit and loss from any and all events, management does (and investors should) rely upon the GAAP consolidated statements of income. The non-GAAP numbers focus instead upon our core operating business.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

About Mesa Laboratories, Inc.

Mesa is a global technology innovator committed to solving some of the most critical quality control and analytical challenges in the pharmaceutical, healthcare, industrial safety, environmental and food & beverage industries. Mesa offers products and services through four divisions (Sterilization and Disinfection Control, Instruments, Cold Chain Monitoring and Cold Chain Packaging) which help its customers ensure product integrity, increase patient and worker safety, and design innovative solutions that improve the quality of life throughout the world.

Forward Looking Statements

This press release may contain information that constitutes "forward-looking statements." Generally, the words "believe," “will”, “estimate,” "expect," "project," “anticipate,” “intend” and similar expressions identify forward-looking statements, which generally are not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to revenues growth and statements expressing general views about future operating results — are forward-looking statements. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections. These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K for the year ended March 31, 2018, and those described from time to time in our subsequent reports filed with the Securities and Exchange Commission.

CONTACT: Gary Owens.; President and CEO, or John Sakys; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000

For more information about the Company, please visit its website at www.mesalabs.com